Exhibit 8.01

November 12, 2004

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94304

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Google Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (File No. 333-117934) filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2004, as amended (the “Registration Statement”), with respect to the Company’s offer to rescind the issuance of 23,435,945 shares of its common stock held by 1,320 persons and outstanding options held by 282 persons to purchase 5,215,379 shares of its common stock (the “Rescission Offer”). The Rescission Offer is described in the Registration Statement. This opinion is being rendered pursuant to the requirements of Item 16(a) of Form S-1 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with the Registration Statement, and such other presently existing documents, records and matters of law we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that the Rescission Offer will be consummated in the manner contemplated in the Registration Statement and will be effective under applicable state law.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” subject to the limitations and qualifications described therein, represents our opinion. Because this opinion is being delivered prior to the consummation of the proposed transactions described in the Registration Statement, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the material United States federal income tax consequences or that contrary positions may not be taken by the Internal Revenue Service. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is furnished to you for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati